Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Massimo Group and its subsidiaries (collectively the “Company”) of our report dated March 26, 2025 (except for the effects of the restatements disclosed in Note 2, Note 3, Note 14, Note 16 and Note 19 as to which the date is May 20, 2025), which appears in the Company’s Form 10-K/A for the year ended December 31, 2024 filed with SEC on May 20, 2025.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ ZH CPA, LLC

Denver, Colorado

July 1, 2025

999 18th Street, Suite 3000, Denver, CO, 80202 USA Phone: 1.303.386.7224 Fax: 1.303.386.7101 Email: admin@zhcpa.us